Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Milt Alpern, CFO
Applix Inc.
508-475-2450
malpern@applix.com
APPLIX REPORTS 60% INCREASE IN QUARTERLY LICENSE
REVENUE; TOTAL REVENUE RISES 55%
Company re-affirms outlook for 2007
WESTBOROUGH, Mass. — April 26, 2007 — Applix, Inc. (NasdaqGS: APLX), a leading business analytics software solutions provider, today reported that revenue for the quarter ended March 31, 2007 was $13.90 million, a 55 percent increase over revenue of $8.99 million in the first quarter of 2006. License revenue for the first quarter of 2007 was $7.11 million, a 60 percent increase compared to $4.43 million for the same period in 2006.
Net income for the first quarter of 2007, as reported in accordance with U.S. generally accepted accounting principles (GAAP), was $759,000, or $0.04 per diluted share, compared to net income of $97,000, or $0.01 per diluted share, for the year ago period.
First quarter 2007 non-GAAP net income was $1.42 million, or $0.08 per diluted share, after excluding $738,000 of stock-based compensation charges, $255,000 of amortization charges primarily associated with the Company’s acquisition of Temtec International B.V. in June 2006, $112,000 of legal expenses related to the Securities and Exchange Commission (SEC) investigation and the related income tax benefit of $442,000 on these non-GAAP adjustments. In the first quarter of 2006, non-GAAP net income was $833,000, or $0.05 per diluted share, reflecting the exclusion of stock-based compensation, amortization charges and SEC investigation-related legal and consulting expenses of $495,000, $63,000 and $197,000, respectively, and the related income tax benefit of $19,000 on these non-GAAP adjustments. The SEC investigation was settled with respect to Applix in January 2006, with no monetary penalty assessed.
David C. Mahoney, President and Chief Executive Officer of Applix, said, “These results demonstrate that our market position continues to strengthen and that we are executing well on an aggressive growth strategy as a leader in the converging BI and BPM markets, which we call Business Analytics. Our global presence enabled us to drive new business opportunities and expansions in our installed base in all geographies, as we added more channel partnerships in newer markets. Our investments in sales and marketing programs and R&D in 2006 have already produced results: during the first quarter this year, our sales pipelines steadily increased while we closed 33% more six figure deals than we did a year ago. In addition, the latest version of our flagship product has been very well received by existing customers, new prospects and industry analysts. Applix TM1 V9.1 extends our lead in performance and scalability as well as in critical areas such as ease of use and return on investment. We believe we are off to another great year and we look forward to continuing to build on this momentum.”
First Quarter Business Highlights
•	Applix ranked at the highest levels in customer satisfaction and speed of implementation in the annual OLAP Survey 6, based upon customer surveys, and had the highest customer satisfaction ratings among BPM core vendors in the BPM Partners’ Pulse Survey.

•	Applix announced the release of Applix TM1 V9.1, providing enhanced operational visibility and management agility across the enterprise.

•	Applix expanded its presence in Asia Pacific, through offices in Hong Kong and Japan, and a new partnership with UFIDA, China’s largest software company.
First Quarter Financial Highlights
•	Cash and short-term investments grew to $33.11 million at 3/31/07, up from $27.21 million at 12/31/06.

•	Gross margin for the first quarter of 2007 was 87.7%, compared to 88.2% in the first quarter of 2006.

•	Days sales outstanding was 62 days at 3/31/07, compared to 75 days at 12/31/06 and 59 days at 3/31/06.

•	Twelve customers purchased more than $100,000 in software licenses in the first quarter of 2007, up from nine in the first quarter of 2006.

•	Average license deal size for transactions over $20,000 was between $60,000-$65,000 in the first quarter of 2007, up from between $55,000-$60,000 in the first quarter of 2006.
Milt Alpern, Senior Vice President and CFO of Applix, commented, “We posted solid first quarter results while continuing our investments in sales and marketing to drive top-line growth and gain market share. We are also seeing the beginning of operating margin expansion as we had anticipated, based upon attaining greater operating leverage with those investments. These results provide us with a strong confidence level on which to re-affirm our outlook for 2007 at industry-leading revenue growth levels.”
Financial Outlook for 2007
Applix is today re-affirming the financial outlook for the Company for 2007 it first provided on February 8, 2007. The Company continues to target total revenue of $67-$70 million and license revenue of $38.5-$40.5 million. Applix is targeting diluted earnings per share for 2007 on a GAAP basis between $0.31-$0.38, based upon an assumed weighted average number of diluted shares of 18,000,000 and an estimated effective tax rate of 40%. The increase in the effective tax rate to 40% is primarily due to the reversal of the valuation allowance on domestic net operating losses. On a non-

GAAP basis, excluding the expected annual impact of stock-based compensation charges of $3.0 million, or $0.17 per diluted share, amortization costs of $863,000, or $0.05 per diluted share, SEC investigation-related expenses of $400,000, or $0.02 per diluted share, and the related income tax benefit of $1.7 million, or $0.09 per diluted share, on these non-GAAP adjustments, the company’s forecast for annual earnings is between $0.46-$0.53 per diluted share. Neither forecast reflects the impact of foreign exchange, which cannot be predicted.
Investor Conference Call and Webcast
The senior management of Applix will host a conference call and Webcast to discuss the first quarter results tomorrow morning, Friday, April 27, 2007 at 8:30 am ET. To access the call, please dial 1-800-299-8538, using the confirmation code 40722823. Internationally, the call may be accessed by dialing 1-617-786-2902, using the same confirmation code. To listen via live audio Webcast, please visit the Company’s website, www.applix.com at least ten minutes prior to the start of the call. The Webcast will be available as a replay starting one hour after the call is completed at the same location.
Use of Non-GAAP Financial Measures
The non-GAAP financial measures included in this press release are different from those presented under U.S. GAAP as these non-GAAP measures exclude certain non-cash charges, such as amortization of intangible assets and stock-based compensation expense, and other non-recurring items. Applix has provided these measures in addition to U.S. GAAP financial results because management believes that these non-GAAP measures provide a consistent basis for comparisons between quarters and of growth rates year-over-year that are not influenced by certain non-cash charges, impacts of prior period acquisitions or other non-recurring items, and therefore are helpful in understanding the company’s underlying operating results. Reconciliations of U.S. GAAP to non-GAAP results are presented at the end of this press release.
About Applix
Applix (NasdaqGS: APLX) empowers agile enterprises by offering a complete Business Analytics software solution. The Company is focused exclusively on providing a single, cohesive Performance Management and Business Intelligence solution, with strategic planning, forecasting, consolidations, reporting and analytics across financial, operational, sales and marketing, and human resources departments. The Applix platform, powered by the renowned TM1 analytics engine, reaches farther, deploys easier, and reacts faster than any business analytics solution available today. Applix and its global network of partners help 3,000 customers worldwide manage their business performance and respond proactively to the marketplace. Headquartered in Westborough, MA, Applix maintains offices in North America, Europe and Asia Pacific. For more information, please visit www.applix.com.
Any statements in this press release about future financial performance and future expectations, plans and prospects for the Company, including any statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, and actual results could differ materially from those indicated by such forward-looking statements as a result of various important factors. Factors that could cause or contribute to such differences include without limitation, competitive pressures, changes in customer demands, adverse economic conditions, loss of key personnel, litigation, potential fluctuations in quarterly results, lengthy sales cycles, market acceptance of new or enhanced products and services, factors affecting spending by customers and other risks, uncertainties and factors including those described in the Company’s most recent Form 10-K under the heading “Risk Factors.” In addition, the forward-looking statements provided by the Company in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, and these forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.
©2007 Applix, Inc. All rights reserved. Applix and TM1 are registered trademarks of Applix, Inc. All other trademarks and company names mentioned are the property of their respective owners.
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Financial Tables Follow
(including Reg G reconciliations of U.S. GAAP to Non-GAAP)

Applix, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
Revenues:
Software license	$7,105	$4,427
Professional services and maintenance	6,790	4,566

Total revenues	13,895	8,993

Cost of revenues:
Software license	106	44
Professional services and maintenance (includes $21 and $16 of stock-based compensation for 2007 and 2006, respectively)	1,510	1,016
Amortization of an acquired intangible asset	93	—

Total cost of revenues	1,709	1,060

Gross margin	12,186	7,933

Operating expenses:
Sales and marketing (includes $264 and $168 of stock-based compensation for 2007 and 2006, respectively)	6,543	4,573
Product development (includes $194 and $120 of stock-based compensation for 2007 and 2006, respectively)	2,287	1,568
General and administrative (includes $259 and $191 of stock-based compensation for 2007 and 2006, respectively)	2,373	1,724
Amortization of an acquired intangible asset	162	63

Total operating expenses	11,365	7,928

Operating income	821	5

Non-operating income (expense):
Interest and other income, net	335	126

Income before income taxes:	1,156	131
Provision for income taxes	372	12

Income from continuing operations	784	119

Loss from discontinued operations	(25)	(22)

Net income	$759	$97

Net income per share, basic and diluted:
Continuing operations, basic	$0.05	$0.01
Continuing operations, diluted	$0.04	$0.01
Discontinued operations, basic and diluted	($0.00)	($0.00)
Net income per share, basic	$0.05	$0.01
Net income per share, diluted	$0.04	$0.01

Weighted average number of shares outstanding:
Basic	15,553	15,024
Diluted	17,950	16,467

Applix, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and par value amounts)

	March 31,	December 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$31,025	$23,487
Short-term investments	2,081	3,723
Accounts receivable, net	9,825	13,582
Other current assets	2,109	1,585
Deferred tax assets, current	658	619

Total current assets	45,698	42,996

Restricted cash	400	400
Property and equipment, net	1,222	1,313
Intangible assets, net	5,222	5,477
Goodwill	13,320	13,341
Deferred tax assets, long-term	1,876	1,876
Other assets	732	684

TOTAL ASSETS	$68,470	$66,087

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,976	$2,068
Accrued expenses	7,438	9,324
Accrued restructuring expenses, current portion	51	51
Current portion of debt	2,167	2,167
Deferred revenues	13,432	11,052

Total current liabilities	25,064	24,662

Accrued restructuring expenses, long-term portion	149	161
Long-term debt	3,250	3,792
Other long-term liabilities	158	122

Total liabilities	28,621	28,737

Stockholders’ equity:
Preferred stock; $.01 par value; 1,000,000	—	—
shares authorized, none issued and outstanding Common stock; $.0025 par value; 30,000,000 shares authorized; 15,885,018 and 15,657,258 shares issued and outstanding, respectively	40	39
Additional paid-in capital	65,089	63,365
Accumulated deficit	(23,925)	(24,604)
Accumulated other comprehensive loss	(1,355)	(1,450)

Total stockholders’ equity	39,849	37,350

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$68,470	$66,087

Applix, Inc.
Reconciliation of US GAAP to Non-GAAP
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
Operating Income
US GAAP Operating Income	$821	$5
Plus:
Amortization of acquisition-related intangible assets	255	63
Stock-based compensation	738	495
SEC investigation-related expenses	112	197

Non-GAAP Operating Income	$1,926	$760

Net Income
US GAAP Net Income	$759	$97
Plus:
Amortization of acquisition-related intangible assets	255	63
Stock-based compensation	738	495
SEC investigation-related expenses	112	197
Less:
Income tax effect of Non-GAAP adjustments	(442)	(19)

Non-GAAP Net Income	$1,422	$833

Net Income Per Diluted Share
US GAAP Net Income	$0.04	$0.01
Plus:
Amortization of acquisition-related intangible assets	0.01	0.00
Stock-based compensation	0.04	0.03
SEC investigation-related expenses	0.01	0.01
Less:
Income tax effect of Non-GAAP adjustments	(0.02)	(0.00)

Non-GAAP Net Income	$0.08	$0.05

Weighted average diluted shares outstanding — US GAAP	17,950	16,467

Applix, Inc.
Reconciliation of US GAAP to Non-GAAP
Net Income per Diluted Share for Financial Outlook

Year Ending
December 31, 2007
Net Income Per Diluted Share

US GAAP Net Income	$0.31 - $0.38
Plus:
Amortization of acquisition-related intangible assets	0.05
Stock-based compensation	0.17
SEC investigation-related expenses	0.02
Less:
Income tax effect of Non-GAAP adjustments	(0.09)

Non-GAAP Net Income	$0.46 - $0.53

Weighted average diluted shares outstanding	18,000,000